Form 10KSB, Exhibit 13
period 1995-12-31
INLAND RESOURCES INC
filed 1996-04-01
CIK 717754

                         EXHIBIT 10.31.1
                      TERMINATION AGREEMENT
                             REVISED


     This TERMINATION AGREEMENT, dated as of January 18, 1996
(the "Termination Agreement") is entered into between Inland
Resources Inc. ("Counterparty") and Enron Capital & Trade
Resources Corp. ("ECT").

                       W I T N E S S E T H

     WHEREAS, Joint Energy Development Investments Limited Partnership ("JEDI") and Counterparty entered into that certain Swap Agreement (Collar) dated November 22, 1994, Contract No. C00940.0, attached hereto as Exhibit A (the "Transaction");

     WHEREAS, JEDI assigned all of its interest to ECT in that certain Transaction by Assignment Agreement dated November 30,
1995; and

     WHEREAS, Counterparty and ECT now desire to terminate the Put Option portion of this Transaction beginning with Determination Periods February 1, 1996 and ending with December
31, 1996.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

     1. Termination and Release. As of and from January 18, 1996 (the "Termination Date"), the Put Option portion of this Transaction beginning with Determination Periods February 1, 1996 through December 31, 1996 are terminated and, subject to the Termination Fee being made pursuant to Paragraph 2 below, Counterparty and ECT shall each be fully released from all rights, duties and obligations under the Transaction with respect to the terminated Determination Periods.

     2. Termination Payment. In consideration for terminating the Put Option portion of this Transaction beginning with Determination Periods February 1, 1996 and ending with December
31, 1996, ECT agrees to pay Counterparty $96,305.00 (the
"Termination Fee") on January 22, 1996.

     3. Representation. Each party hereby represents and warrants to the others that the execution, delivery and performance hereof by it are within its corporate powers, and have been duly authorized by all necessary corporate or other action and that this Termination Agreement constitutes its legal, valid and binding obligation.

     4. Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     5. Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original

     IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first above written.


                                   ENRON CAPITAL & TRADE
                                   RESOURCES INC.


                                   By:
                                        Agent and Attorney-in-
                                        Fact
                                        Enron Capital & Trade
                                        Resources Corp.


                                   INLAND RESOURCES INC.


                                   By:
                                        Chief Financial Officer